Exhibit 4.1
CERTIFICATE ELIMINATING
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
COINSTAR, INC.
The undersigned, David W. Cole, does hereby certify that:
1. The undersigned is the duly elected and acting Chief Executive Officer of Coinstar, Inc., a Delaware corporation (the “Company”).
2. Pursuant to authority conferred by the Amended and Restated Certificate of Incorporation (including any Certificate of Designation thereto) of the Company upon the Board of Directors of the Company (the “Board”), the Board on November 19, 2008 adopted the following resolutions, which relate to the previously-issued right dividend of one right (each, a “Right” and collectively, the “Rights”) in respect of each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) pursuant to a Rights Agreement, dated as of November 12, 1998 between the Company and American Securities Transfer & Trust, Inc. (the “Rights Agreement”), as amended on April 17, 2008, each such Right representing the right to purchase one one-hundredth of a share of Series A Preferred Stock at a purchase price of $45 per one one-hundredth of a share of Series A Preferred Stock upon the terms and subject to the conditions set forth in the Rights Agreement:
WHEREAS, on April 3, 2008, the Board approved, among other things, the termination of (i) that certain Rights Agreement dated as of November 12, 1998 between the Company and American Securities Transfer & Trust, Inc. (the “Rights Agreement”)and any rights granted thereunder, (ii) the discharge of any obligations under the Rights Agreement and (iii) any related actions taken relating to such actions;
WHEREAS, on April 17, 2008, the Company and Computershare Trust Company N.A. (as successor to American Securities Transfer & Trust, Inc.), as rights agent, entered into an Amendment to the Rights Agreement (the “Amendment”) that changed the date for expiration of the Rights from November 12, 2008 to April 17, 2008, and thereby terminated the Rights Agreement; and
WHEREAS, none of the authorized shares of the Company’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) previously issuable upon the exercise of the rights issued pursuant to the Rights Agreement or that certain Certificate of Designation of Series A Junior Participating Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on March 1, 1999 (the “Certificate of Designation”) (the “Rights”) had been issued, and none of the authorized shares of Series A Preferred Stock issuable upon the exercise of the Rights may be issued;

NOW THEREFORE BE IT
RESOLVED, the Board has determined that no shares of Series A Preferred Stock and no Rights relating to such shares are outstanding and none will be subject to the Certificate of Designation, and that it would be desirable and in the best interests of the Company and its stockholders to eliminate the Series A Preferred Stock.
RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Amended and Restated Certificate of Incorporation of this Company all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock substantially in the form presented at this meeting and attached to the minutes for this meeting as Exhibit B.
RESOLVED, that each of the officers of the Company is authorized and directed, jointly and severally, for and on behalf of the Company, to execute and deliver any and all certificates, agreements, instruments and other documents, and to take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions, whether if taken prior to, on or after the date hereof.
3. I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.
This Certificate was executed in Bellevue, Washington on November 24, 2008.

COINSTAR, INC
By:	/s/ David W. Cole
David W. Cole
Chief Executive Officer

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